UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 16, 2015

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2011, the Board of Directors of Myers Industries, Inc. (the “Company”) approved a severance agreement between the Company and Mr. Orr dated as of March 1, 2011. On March 5, 2015, the Board of Directors approved an amended and restated severance agreement between the Company and Mr. Orr, which was entered into on March 16, 2015 (the “Amended and Restated Severance Agreement”). Mr. Orr’s employment by the Company remains employment-at-will.

The Amended and Restated Severance Agreement removes the reduction in severance benefits that would occur if Mr. Orr’s employment was terminated after June 1, 2015. The below provisions will govern Mr. Orr’s severance payouts for the life of the Amended and Restated Severance Agreement.

Mr. Orr’s Amended and Restated Severance Agreement provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, including following a change in control, then he is entitled to: (1) two times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) two times his annual bonus at the highest rate in effect during the prior two year period plus (B) a pro-rata portion of the current year target annual bonus within thirty (30) days after such termination; (3) health coverage for two years; (4) an automobile allowance for two years; (5) long term disability protection for two years; (6) life insurance protection for two years; and (7) outplacement services for one year.

If Mr. Orr’s employment with the Company is terminated by reason of his death or disability, then he or his surviving spouse is entitled to receive: (1) the base salary and annual bonus accrued and unpaid to the date of death or disability; (2) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan; and (3) if Mr. Orr and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with IRC Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Internal Revenue Code Section 4980B(f) or (B) twenty-four (24) months.

In addition, Mr. Orr’s Amended and Restated Severance Agreement provides that upon Mr. Orr’s termination by reason of his death or disability or by the Company other than for cause or if he terminates for good reason, including following a change in control, all of Mr. Orr’s outstanding stock options, restricted stock awards, and stock unit grants will become vested, to the extent not previously forfeited or terminated. Mr. Orr is also subject to a three year non-compete agreement. The Amended and Restated Severance Agreement does not provide IRC Section 280G protection or excise tax gross-up payments. If Mr. Orr is terminated by the Company for cause or resigns other than for good reason, then Mr. Orr is only entitled to compensation earned prior to the date of termination that has not yet been paid.

The foregoing summary of the Amended and Restated Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On March 5, 2015, the Board adopted a Clawback Policy for the Company which provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance (whether or not based upon misconduct) with financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the Compensation Committee of the Board and applies to current and former executive officers and such other employees who may from time to time be deemed subject to the policy by the Compensation Committee.

The full text of the Clawback Policy is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

10.1	Amended and Restated Severance Agreement between the Company and John C. Orr, entered into as of March 16, 2015.

99.1	Clawback Policy, dated March 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE March 17, 2015	By:	/s/ Greggory W. Branning
Greggory W. Branning
Senior Vice President, Chief Financial Officer and Corporate Secretary